Execution Version

FIRST AMENDMENT TO

SUBSCRIPTION AGREEMENT

WISeKey International Holding AG, a stock corporation (company registration number CHE-143.782.707) organized and existing under the laws of Switzerland, having its registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland, as issuer (the "Issuer"); and

Anson Investments Master Fund LP, with registered office at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the "Investor" or "Initial Noteholder"),

enter into this First Amendment to Subscription Agreement (this “Amendment”) as of September 27, 2021 (the “Signing Date”). Issuer and Investor or Initial Noteholder may be referred to individually as a “Party” or collectively as the “Parties”.

BACKGROUND

Issuer and Investor are parties to a Subscription Agreement, dated as of June 29, 2021 (as further amended, the “Subscription Agreement”). Unless defined in this Amendment, capitalized terms have the meanings set forth in the Subscription Agreement and references to sections are to sections of the Subscription Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

TERMS AND CONDITIONS

1.	Amendments to Subscription Agreement

(A)	The following Definitions in Section 1.1. are amended in its entirety to read as follows:

"Closing Date" means the Initial Notes Tranche Closing Date, the Second Notes Tranche Closing Date, the Third Notes Tranche Closing Date, the Fourth Notes Tranche Closing Date, the Fifth Notes Tranche Closing Date, any Additional Notes Tranche Closing Date and each Accelerated Notes Tranche Closing Date as the context requires.

"Notes" means all notes provided for in this Agreement, including all notes under (i) the Initial Notes Tranche, the Second Notes Tranche, the Third Notes Tranche, the Fourth Notes Tranche, the Fifth Notes Tranche, (ii) the Accelerated Notes Tranches and (iii) any Additional Notes Tranches.

"Second Notes Tranche Subscription Price" means US$2,695,000 minus the amount of the First Accelerated Notes Tranche Subscription Price less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Third Notes Tranche Subscription Price" means US$2,695,000 minus the amount of the Second Accelerated Notes Tranche Subscription Price less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Fourth Notes Tranche Subscription Price" means US$2,695,000 minus the amount of the Third Accelerated Notes Tranche Subscription Price less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Fifth Notes Tranche Subscription Price" means US$2,695,000 minus the amount of the Fourth Accelerated Notes Tranche Subscription Price less any expenses referred to in Clause 11.2 (Investor's Expenses).

"First Accelerated Notes Tranche Subscription Price" means the aggregate principal amount of the First Accelerated Notes Tranche minus the Original Issue Discount of 2% less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Second Accelerated Notes Tranche Subscription Price" means the aggregate principal amount of the Second Accelerated Notes Tranche minus the Original Issue Discount of 2% less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Third Accelerated Notes Tranche Subscription Price" means the aggregate principal amount of the Third Accelerated Notes Tranche minus the Original Issue Discount of 2% less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Fourth Accelerated Notes Tranche Subscription Price" means the aggregate principal amount of the Fourth Accelerated Notes Tranche minus the Original Issue Discount of 2% less any expenses referred to in Clause 11.2 (Investor's Expenses).

(B)	Section 2 (a) is amended in its entirety to read as follows:

(a)	the Issuer agrees to issue Notes:

(i)	in the aggregate principal amount of US$11,000,000 (the "Initial Notes Tranche") to the Investor on the Initial Notes Tranche Closing Date (such issuance on the Initial Notes Tranche Closing Date, the "Initial Notes Tranche Closing");

(ii)	in the aggregate principal amount of $ 2,750,000 minus the aggregate principal amount of the First Accelerated Notes Tranche (the "Second Notes Tranche") to the Investor on the Second Notes Tranche Closing Date (such issuance on the Second Notes Tranche Closing Date, the "Second Notes Tranche Closing");

(iii)	in the aggregate principal amount of US$ 2,750,000 minus the aggregate principal amount of the Second Accelerated Notes Tranche (the "Third Notes Tranche") to the Investor on the Third Notes Tranche Closing Date (such issuance on the Third Notes Tranche Closing Date, the "Third Notes Tranche Closing");

(iv)	in the aggregate principal amount of US$ 2,750,000 minus the aggregate principal amount of the Third Accelerated Notes Tranche (the "Fourth Notes Tranche") to the Investor on the Fourth Notes Tranche Closing Date (such issuance on the Fourth Notes Tranche Closing Date, the "Fourth Notes Tranche Closing"); and

(v)	in the aggregate principal amount of US$ 2,750,000 minus the aggregate principal amount of the Fourth Accelerated Notes Tranche (the "Fifth Notes Tranche") to the Investor on the Fifth Notes Tranche Closing Date (such issuance on the Fifth Notes Tranche Closing Date, the "Fifth Notes Tranche Closing").

(C)	New Section. Section 2 (c) is added in its entirety to read as follows:

(c)	the Issuer agrees to issue and the Investor agrees to subscribe and pay, or procure the subscription and payment for the accelerated notes tranches (the "Accelerated Notes Tranches") as follows:

(vi)	in the aggregate principal amount of a minimum of US$ 1,000,000 or upon mutual consent of the Parties, a higher amount of up to US$ 2,750,000, unless the Parties agreed to a higher amount (the "First Accelerated Notes Tranche") on or around September 23, 2021, unless the Parties agreed to another date (the "First Accelerated Notes Tranche Closing Date") (such issuance on the First Accelerated Notes Tranche Closing Date, the "First Accelerated Notes Tranche Closing");

(vii)	in the aggregate principal amount of a minimum of US$ 1,000,000 or upon mutual consent of the Parties, a higher amount of up to US$ 2,750,000, unless the Parties agreed to a higher amount (the "Second Accelerated Notes Tranche") within 30 days from the First Accelerated Notes Tranche Closing, unless the Parties agreed to another date (the "Second Accelerated Notes Tranche Closing Date") (such issuance on the Second Accelerated Notes Tranche Closing Date, the "Second Accelerated Notes Tranche Closing");

(viii)	in the aggregate principal amount of a minimum of US$ 1,000,000 or upon mutual consent of the Parties, a higher amount of up to US$ 2,750,000, unless the Parties agreed to a higher amount (the "Third Accelerated Notes Tranche") within 30 days from the Second Accelerated Notes Tranche Closing, unless the Parties agreed to another date (the "Third Accelerated Notes Tranche Closing Date") (such issuance on the Third Accelerated Notes Tranche Closing Date, the "Third Accelerated Notes Tranche Closing"); and

(ix)	in the aggregate principal amount of a minimum of US$ 1,000,000 or upon mutual consent of the Parties, a higher amount of up to US$ 2,750,000, unless the Parties agreed to a higher amount (the "Fourth Accelerated Notes Tranche") within 30 days from the Third Accelerated Notes Tranche Closing, unless the Parties agreed to another date (the "Fourth Accelerated Notes Tranche Closing Date") (such issuance on the Fourth Accelerated Notes Tranche Closing Date, the "Fourth Accelerated Notes Tranche Closing").

(D)	Section 7.1 Share Coverage is amended in its entirety to read as follows:

The Issuer shall ensure that it has reserved and available exclusively for the Issuer in case of the conversion of any Notes in relation to the Initial Notes Tranche and any Additional Notes Tranches, at all times when Notes are outstanding, a number of shares (reserved treasury shares and reserved unissued shares from conditional share capital) equal to 150% of the outstanding aggregate principal amount converted into CHF using the Noteholder's Rate of Exchange divided by the applicable Conversion Price B, always provided that the Issuer shall ensure that it has reserved and available exclusively for the Issuer in case of the conversion of any Notes in relation to the Accelerated Notes Tranches at all times when Notes are outstanding, a number of shares (reserved treasury shares and reserved unissued shares from conditional share capital) equal to 200% of the outstanding aggregate principal amount converted into CHF using the Noteholder's Rate of Exchange divided by the applicable Conversion Price B.

(E)	New Section. Section 8.2. (a) is added in its entirety to read as follows:

(a)	In the event that the daily trading volume (as measured by total trading volume in USD on the exchange on which the Shares and/or ADSs being traded are listed) exceeds US$ 25,000,000, the restrictions in section 8.2 will no longer apply.

(F)	New Section. Section 8.2. (b) is added in its entirety to read as follows:

(b)	If the pre-market demand, or initial trading volume, indicates that the daily trading volume (as measured by total trading volume in USD on the exchange on which the Shares and/or ADSs being traded are listed) is going to exceed US$ 5,000,000, then the Investor may ask the Issuer to increase or remove the restrictions in section 8.2. The Issuer will make best efforts to reply promptly and behave reasonably relative to such requests.

(G)	New Section. Section 9.2. (d) is added in its entirety to read as follows:

(d)	Delay of Closing Date: On a monthly basis, the Investor will review its position and will have the right to delay the Closing Date in relation to the Second Accelerated Notes Tranche, Third Accelerated Notes Tranche and the Fourth Accelerated Notes Tranche. The Investor will explain the reasons for the delay of the Closing Date to the Issuer along with the criteria which needs to be met in order to agree on a revised Closing Date in relation to the Second Accelerated Notes Tranche, Third Accelerated Notes Tranche and Fourth Accelerated Notes Tranche.

(H)	Section 9.4 Waiver is amended to Section 9.5 Waiver

(I)	Section 9.5 Notification of Satisfaction or Waiver of Conditions Precedent is amended to Section 9.6 Notification of Satisfaction or Waiver of Conditions Precedent

(J)	New Section. Section 9.4 is added in its entirety to read as follows:

9.4	Investor's conditions precedent to each Accelerated Notes Tranche Closing

The Investor shall only be obliged to subscribe and pay for the Notes pertaining to each of the First Accelerated Notes Tranche, the Second Accelerated Notes Tranche, the Third Accelerated Notes Tranche and Fourth Accelerated Notes Tranche within 3 Business Days, only if and when the following conditions are satisfied in form and substance satisfactory to the Investor for each such Tranche:

(a)	Accuracy of Representations: The Investor shall have been satisfied (acting reasonably) that:

(i)	the Issuer's representations and warranties contained in each Notes Document to which it is a party shall in all material respects be true, accurate and correct on, and as if made on, the respective Accelerated Notes Tranche Closing Date; and

(ii)	the Issuer shall have performed all of its obligations under each Notes Document to which it is a party that are required to be performed on or before the respective Accelerated Notes Tranche Closing Date.

(b)	No Event of Default, no Material Adverse Change and no Change of Control: There shall not have occurred any Event of Default or any event or circumstance which would reasonably be expected to have a Material Adverse Effect or constitute a Change of Control.

2.	Amendments to Schedule 1 Terms and Conditions

(A)	Section 5 (a) Definitions is amended in its entirety to read as follows:

"Conversion Price B" in relation to the Initial Notes Tranche, the Second Notes Tranche, the Third Notes Tranche, the Fourth Notes Tranche, the Fifth Notes Tranche and any Additional Notes Tranches means 95% of the lowest daily VWAPs of one Issuer Share, as applicable, during the five (5) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the Conversion Date, rounded down to the nearest Swiss Cent (CHF 0.01), and in relation to the Accelerated Notes Tranches means 90% of the lowest daily VWAPs of one Issuer Share, as applicable, during the ten (10) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the Conversion Date, rounded down to the nearest Swiss Cent (CHF 0.01) . If the number calculated pursuant to the above formula is lower than the nominal value of one Issuer Share, such number shall be deemed to be equal to the nominal value of one Issuer Share, provided the Noteholder receives the Nominal Value Make-Whole Payment.

(B)	Section 8 (c) Conversion Price B Conversions is amended in its entirety to read as follows:

(c)	Conversion Price B Conversions: Notwithstanding anything to the contrary set out in Condition 8(b) (Conversion Ratio and Conversion Price), the Noteholder shall have the right to:

(i)	in relation to the Initial Notes Tranche, the Second Notes Tranche, the Third Notes Tranche, the Fourth Notes Tranche, the Fifth Notes Tranche and any Additional Notes Tranches convert each calendar month a Conversion Amount of up to 12.5% of the initial aggregate principal amount of all issued Tranches into Issuer Shares whereby the Conversion Ratio will be determined by converting the Conversion Amount into CHF, using the Noteholder's Rate of Exchange on the Conversion Date and dividing the resulting figure by the Conversion Price B (95%). Any remainder smaller than CHF 10 shall not be paid. For the avoidance of doubt, the receipt of a Redemption Notice shall in no way restrict the Noteholder from exercising the conversion right according to this Condition 8(c)(i) as long as the Notes have not been cancelled in accordance with Condition 10(c). The Issuer shall, in its sole discretion, have the right to waive the limit of 12.5%. For the avoidance of doubt, the Investor can convert more than the 12.5% if the daily VWAP is above the Fixed Conversion Price.

(ii)	in relation to the Accelerated Notes Tranches convert at any time at the discretion of Investor a Conversion Amount of up to 100% of the initial aggregate principal amount of all issued Tranches into Issuer Shares whereby the Conversion Ratio will be determined by converting the Conversion Amount into CHF, using the Noteholder's Rate of Exchange on the Conversion Date and dividing the resulting figure by the Conversion Price B (90%). Any remainder smaller than CHF 10 shall not be paid. For the avoidance of doubt, the receipt of a Redemption Notice shall in no way restrict the Noteholder from exercising the conversion right according to this Condition 8(c)(i) as long as the Notes have not been cancelled in accordance with Condition 10(c).

(iii)	convert, upon occurrence of an Event of Default, a Conversion Amount equaling the sum of the aggregate principal amount of all issued and unconverted Notes, accrued interest and premium (if any) and the Make-whole Amount (if applicable) into Issuer Shares whereby the Conversion Ratio will be determined by converting the Conversion Amount into CHF, using the Noteholder's Rate of Exchange on the Conversion Date and dividing the resulting figure by the applicable Conversion Price B (95% or 90%). The number of Issuer Shares to be delivered upon Conversion shall be rounded down to the next full number. Any remainder smaller than CHF 10 shall not be paid.

(iv)	convert, upon receipt of a Redemption Notice, a Conversion Amount of up to 12.5% of the initial aggregate principal amount of all issued Tranches into Issuer Shares whereby the Conversion Ratio will be determined by converting the Conversion Amount into CHF, using the Noteholder's Rate of Exchange on the Conversion Date and dividing the resulting figure by the Conversion Price B. Any remainder smaller than CHF 10 shall not be paid. For the avoidance of doubt, the conversion right according to this Condition 8(c)(iii) may be exercised in addition to the conversion right according to Condition 8(c)(i). The Issuer shall, in its sole discretion, have the right to waive the limit of 12.5%.

3.	General Terms.

(A)	Except as amended hereby, all terms and conditions of the Subscription Agreement remain in full force and effect.

(B)	This document contains the entire agreement of the Parties in connection with the subject matter of this Amendment and cannot be changed or terminated orally.

(C)	The individuals signing on behalf of each Party represent that all necessary action to authorize them to enter into this Amendment has been taken, including, without limitation, any member or manager approvals or resolutions necessary to authorize execution of this Amendment.

(D)	The Issuer shall issue a press release regarding the signing of this Amendment. Prior to the publication of such press release the Issuer shall obtain the consent of the Investor regarding the content of the press release.

(E)	This Amendment may be executed in counterparts, each of which when so executed and delivered will be deemed an original, and all of such counterparts together will constitute but one and the same agreement. Facsimile, .pdf and other electronic copies of signatures will be treated as original signatures for all purposes.

(F)	If there is an express conflict between the terms of this Amendment and the terms of the Subscription Agreement, the terms of this Amendment will govern and control.

[End of First Amendment to Subscription Agreement]

[Signature page to First Amendment to Subscription Agreement]

THE ISSUER

WISeKey International Holding AG

/s/ Carlos Moreira	/s/ Peter Ward
Name: Carlos Moreira	Name: Peter Ward
Title: Chairman of the board of directors	Title: Member of the board of directors

THE INVESTOR

Anson Investments Master Fund LP

/s/ Amin Nathoo
Name: Amin Nathoo
Title: Director